Investor Contact: Carlos Alberini              Media Contact:  Wendi Kopsick
                  Sr. Vice President & CFO                     Jim Fingeroth
                  Footstar, Inc.                               Kekst and Company
                  (201) 760-4008                               (212) 521-4800

                              FOR IMMEDIATE RELEASE

                     FOOTSTAR REPORTS DECEMBER SALES RESULTS

MAHWAH, NEW JERSEY, January 7, 1999--Footstar, Inc. (NYSE:FTS) today reported that comparable store sales for the five-week period ended January 2, 1999 increased 3.0%. The Company's Meldisco division generated a comparable store sales gain of 6.7%, while Footaction posted a comparable store sales decline of 3.3%. Footstar's total sales for the five-week period rose 6.5% to $229.7 million from $215.6 million for the prior-year period. Meldisco's total sales increased 8.7% to $144.5 million, and Footaction's total sales increased 2.9% to $85.2 million.

Mickey Robinson, Chairman and Chief Executive Officer, commented, "Our Meldisco division achieved strong results during December, representing a significant improvement over November's performance. Cold-weather categories, such as winter boots and slippers, performed very well, as did all categories of women's footwear and the Thom McAn brand for men and children. Footaction's results continued to be negatively affected by heightened competition in the athletic footwear industry, sluggish apparel sales and softened consumer demand in the basketball category, in part due to the NBA strike. These factors all contributed to increased promotional activity during the month. Despite the difficult retail environment, we managed our business aggressively, and I am pleased with the year-end inventory position in both divisions."

For the thirteen-week period ended January 2, 1999, Footstar's comparable store sales declined 4.5%. Meldisco's comparable store sales decreased 1.6%, while Footaction's comparable store sales decreased 10.8%. Footstar's total sales for the thirteen-week period declined 1.2% to $492.9 million from $498.9 million for the prior-year period. Meldisco's total sales increased 0.5% to $333.6 million from $331.9 million for the prior-year period, while Footaction's total sales decreased 4.6% to $159.4 million from $167.0 million for the prior-year period.

For the fifty-two week period ended January 2, 1999, Footstar's comparable store sales declined 0.4%. Meldisco's comparable store sales decreased 0.5%, and Footaction's comparable store sales decreased 0.1%. Footstar's total sales for the fifty-two week period increased 3.3% to $1,829.1 million from $1,771.5 million for the prior year. Meldisco's total sales for the fifty-two week period were flat at $1,174.8 million, while Footaction's total sales for the same period increased 9.6% to $654.3 million from $597.2 million for the prior year.

As of January 2, 1999, Footstar operated 572 Footaction stores, which sell branded athletic footwear and apparel, and 2,538 Meldisco leased footwear departments.

Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties that may cause actual results to differ from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, uncertainties related to the effect of competitive products and pricing, consumer demand for footwear, unseasonable weather, consumer acceptance of our merchandise mix and retail locations, the availability of products, and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update forward looking statements to reflect events or circumstances after the date such statements were made.


                             - ATTACHMENT FOLLOWS -


                                 Footstar, Inc.
                                Same Store Sales
                             Change from Prior Year



                                    Five Weeks                  Thirteen Weeks               Fifty-Two Weeks
                                       Ended                         Ended                        Ended
                                  January 2, 1999               January 2, 1999              January 2, 1999
                                  ---------------               ---------------              ---------------
Footaction                            (3.3%)                        (10.8%)                      (0.1%)
Meldisco                               6.7%                          (1.6%)                      (0.5%)
Footstar, Inc.                           3.0%                        (4.5%)                      (0.4%)

